Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-140657) of USA Technologies, Inc. of our report dated September 26, 2007, with respect to the consolidated financial statements and schedule of USA Technologies, Inc. for the year ended June 30, 2007 included in this Annual Report (Form 10-K).

/s/ Goldstein Golub Kessler LLP

New York, NY
September 25, 2009